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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
Pride International, Inc.

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-40014) of our report dated January 23, 2001, on the consolidated financial statements of Marine Drilling Companies, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, which report appears in the Current Report of Pride International, Inc. on Form 8-K dated September 13, 2001, and to the reference to our firm under the headings "Experts" and "Independent Accountants" in the Registration Statement.

                                                     KPMG LLP

Houston, Texas
December 21, 2001